Exhibit 10.1

SENIOR EXECUTIVE EMPLOYMENT CONTRACT

This Agreement is made in Madrid effective January 1, 2021.

APPEAR

On the one side, NetApp Spain Sales S.L., a company of Spanish nationality, with registered office at C/Rosario Pino, 14-16, planta 17, Madrid, 28020, and Tax Id Code number B-82585076, (hereinafter the “Company”), represented in this act by Stephen Faulkner, is his capacity as authorized representative.

On the other side, Mr. César Cernuda, of legal age, of Spanish nationality, with national identification number 09417064-J (hereinafter, the “Senior Executive”).

WHEREAS

I.	The Senior Executive started to render services for NetApp Inc on 1 July 2020 (hereinafter, the “Start Date”).

II.

As a result of significant travel and mobility restrictions currently in effect, and for the purposes of enhancing the presence and development of NetApp Inc. within the European and Middle Eastern markets, NetApp Inc has requested the Senior Executive to be relocated to Spain to perform the duties of General Manager of the Company and to become his employer while keeping his former position with NetApp, Inc.. Hereinafter, the Company and NetApp, Inc will be jointly referred as “NetApp”.

III.

It is the wish of the Company and the Senior Executive, hereinafter also referred to jointly as ‘the Parties’ to regulate in this contract (the "Contract") the terms and conditions applicable to the relationship between NetApp and the Senior Executive.

NOW, THEREFORE, the Parties, mutually acknowledging the necessary legal capacity to contract and be bound by this Contract and, especially, to execute this document, hereby agree to regulate their reciprocal services, in accordance with the provisions of the Royal Decree 1382/1985 of August 1st, that regulates special senior management relationships (hereinafter, the “Royal Decree”) and the following:

CLAUSES

1. STATEMENT OF PRINCIPLE

The employment relationship governed by this Contract is based on the mutual trust of the Parties, who shall exercise their rights and obligations in good faith. The Senior Executive undertakes to perform any duties conferred upon him by the Company with complete dedication and professional expertise. The shared objective of both the Senior Executive and NetApp are to honour the commitments reached between the Senior Executive and NetApp, Inc. within the context of their previous relationship.

2. OBJECT OF THE CONTRACT

The Senior Executive shall offer services to the Company as General Manager, also keeping his former compromises with NetApp Inc, exercising his duties with autonomy and full responsibility, according to the limitations and instructions issued by the Company’s administration body.

The Company reserves the right to require the Senior Executive to perform other responsibilities and duties that may be required from time to time, without the Senior Executive being entitled to an additional pay for such additional work.

The Senior Executive shall be compensated for these services through the system of remuneration established in this Contract.

3. RESPONSIBILITY

During the length of the Contract, and notwithstanding the obligations and responsibilities inherent to his position within NetApp, Inc, the Senior Executive shall:

a)	Carry out such duties and functions and exercise such powers to the extent that they are consistent with the terms set out in this Contract.

b)	Comply with all reasonable instructions given by the Company from time to time.

c)

Comply with the Company’s Code of Conduct and policies, and adhere to the rules contained therein, including but not limited to the NetApp, Inc Insider Trading Policy. The Senior Executive is considered to be an Insider under this policy and as a result he is required to abide by all obligations under this policy.

d)

Dedicate the necessary time and attention to his duties with the Company, serving the latter faithfully with his best knowledge and experience, as well as to use his best efforts to stimulate the interests and the appropriate development thereof.

e)

Handle and fulfil all reasonable demands from the Company’s management bodies, having to provide the adequate explanations, information and assistance as may be required of him relation to his functions and activities at the Company.

f)	Not to commit himself to other activities that might go in detriment or against the adequate performance of the obligations contracted hereunder.

4. TERM OF THE AGREEMENT

This Contract will be effective as of January 1, 2021 (the "Commencement Date") and its duration shall be for an indefinite term.

5. WORKPLACE

The Senior Executive shall perform his services for the Company at the workplace currently located in Madrid. However, the Company reserves the right to change the Senior Executive’s workplace to other locations, including to locations abroad, should this be considered necessary for the performance of the Senior Executive’s duties.

Similarly, the Senior Executive shall make the necessary trips to any domestic or foreign location in order to carry out his duties.

6. WORKING TIME

6.1 Working week

Due to his position in the Company, the working hours and working schedule of the Senior Executive shall be, within reason, freely determined according to the performance of the duties arising from the objective of this Contract and with consideration to the Company's needs. Therefore, the Senior Executive's working hours are not subject to any limits or any allocation of working hours as established by common statutory provisions.

The Senior Executive shall not be entitled to receive any additional remuneration for working outside the Company's normal office hours. In this regard, the Senior Executive recognizes that his Fixed gross annual Remuneration properly compensates any potential extensions of working-hours. Consequently, the Senior Executive understands, recognizes and accepts that any potential overtime is duly compensated.

6.2 Annual leave and public holidays

In keeping with the flexibility agreed upon herein with respect to the working day and the hours of work, the Senior Executive shall be entitled to annual leave and any official public holidays listed in the employment calendar. In any event, the Company may, in exceptional circumstances, deem such public holidays to be working days, or days subject to travel, journeys or meetings.

The Senior Executive’s annual leave shall consist of 30 calendar days, which shall be taken at times that suit the interests of both the Company and the Senior Executive. The Senior Executive must give reasonable notice of proposed holiday dates, which must be agreed in advance with the Company.

The Parties agree that the Company is empowered to exclude or establish certain periods to be taken as holidays according to its needs. Unused holiday from one year may not be carried forward to the subsequent year and consequently any accrued holiday not enjoyed by December 31st will be lost and forfeit without consideration.

7. EXCLUSIVITY

During the term of the Contract, and except where the Company has given express written consent (such as in the case of the company GESTAMP, in which the Senior Executive is member of its Board of Directors), the Senior Executive shall work exclusively for the Company. The Senior Executive may not work either directly or indirectly for any third party or on his own behalf, even if such activities are not considered to be in competition with those carried out by the Company or any other company of the group, and shall devote the entire working day to the Company.

8. REMUNERATION

8.1 Fixed remuneration

The fixed remuneration of the Senior Executive shall be a gross annual salary of EUR 672,162.00 hereinafter, the “Fixed Remuneration” or the “Base Salary”). This amount shall be payable in 12 equal monthly instalments, to be paid at the end of each month by bank transfer to the account number provided by the Senior Executive.

The gross annual salary received, at any time, by the Senior Executive shall fully compensate and include all amounts that may be due to him under any existing or future legal provisions, regulations applicable thereto.

8.2 Variable remuneration

Incentive Compensation

In addition to the Senior Executives’ Fixed Remuneration, the Senior Executive will be eligible to earn an annual cash incentive compensation payout in accordance with the Executive Compensation Plan, as amended from time to time (hereinafter, the “Plan”). For the position of the Senior Executive, the annual target incentive compensation payout is 130% of his Fixed Remuneration for the applicable fiscal year as defined in the Plan, beginning in NetApp Inc.’s fiscal year 2021 (FY21). Target incentives do not constitute a promise of payment. The actual annual payout may be higher or lower than the target based on the overall NetApp Inc. performance and the individual performance of the Senior Executive and is subject to, and governed by, the Plan and the terms and conditions approved by the Compensation Committee (hereinafter, the “Compensation Committee”) of the Board of Directors of NetApp, Inc. (hereinafter, the “Board”).

9. EQUITY COMPONENTS

The equity offered to the Senior Executive as a consequence of his former relationship with NetApp Inc. including the terms and conditions for the eligibility, granting and vesting of the equity will continue to apply during the term of this Contract.

The equity benefits received will not be considered as salary for the purposes of calculations of any severance payment due at the termination of this Contract.

10. TARGET EARNINGS

The total target earnings of the Senior Executive for NetApp Inc FY22 will be benchmarked against NetApp, Inc’s peer group for executive compensation and will be based upon the performance of NetApp, Inc. and the individual performance of the Senior Executive and shall be subject to the review and approval of Compensation Committee of NetApp, Inc. Based on current market data, it is anticipated that the total target value of the Senior Executive equity grant for FY22, including service-based and performance-based equity, will be approximately US$7,000,000.

11. PENSION AND BENEFITS

Insofar not agreed specifically otherwise herein the Senior Executive will be eligible to participate in the Company Benefits plan for Spain, as the Senior Executive qualifies for them or as the Employee selects to participate in them, subject to the rules of the benefits plans. The Senior Executive acknowledges that he has received and signed copy of the Company Benefits plan for Spain.

The Senior Executive will continue on the current benefit plan (currently enrolled in the Company’s Cigna global health care program) which may change subject to the local requirements or the ability to secure the current coverage in the future. For clarification of doubt, the intent is to provide coverage in-kind or substantially similar to coverage in which the Senior Executive is currently enrolled..

The Senior Executive elects herewith voluntarily to participate in the Company’s supplementary pension plan.

The Senior Executive waives for the duration of this Contract any rights he may have to participate in the EMEA Company Car and Car Allowance Policy.

12. WITHHOLDINGS

Withholdings on account of Personal Income Tax and the Social Security Tax for the Senior Executive in accordance with current legislation, including payments in kind, shall be deducted from the compensation agreed upon in this Contract.

13. CONFIDENTIALITY

The Senior Executive must maintain confidentiality concerning all confidential matters and processes that come to his/her knowledge during the period of employment. This confidentiality duty, which extends to all personal data to which the Senior Executive has access, must remain in force even after termination of the Contract.

For the purposes of this Contract, "Confidential Information" means all information of any nature and in any form, whether written, oral or electronic, that is disclosed to or known by the Senior Executive as a consequence of or through employment with the Company, whether such information is developed by the Company or is submitted to the Company in confidence by third parties and shall include without limitation:

(i).

any information in respect of the business of the Company, including, but not limited to, any ideas, business methods, prices, finance, marketing, research, development, manpower plans, processes, market opportunities, intentions, design rights, product information, customer lists or details, trade secrets, computer systems and software, know-how or listings imparted by the Company;

(ii).	information related to any other matters connected with the products or services manufactured, marketed, provided or obtained by the Company;

(iii).	information concerning the Company’s relationships with actual or potential clients, customers and suppliers and the needs and requirements of such clients’ or customers’ operations.

(iv).	any other information deemed confidential by the Company which has or may have come to the knowledge of the Senior Executive in the course of the Employee's employment.

Furthermore, "Confidential Information" shall mean all the information that the Senior Executive may have had access to or created, as a consequence of his relationship with the Company, and that may have been classified as exclusive and/or confidential property, or in relation to its nature and/or the circumstances in which the creation or disclosure may occur, should, in good faith, be deemed confidential.

"Confidential Information" shall not include any information that was part of the public domain at the time of disclosure to the Senior Executive or becomes part of the public domain, otherwise than as a result of a direct or indirect disclosure by the Senior Executive in breach of this Contract.

The Senior Executive also compromises to use his best endeavors to prevent the publication or disclosure by others of any such trade secrets, manufacturing process or confidential information.

14. DATA PROTECTION

The Senior Executive acknowledges that the Company will collect, use, store, transfer and disclose personal information of the Senior Executive at the start but also in the course of his/her employment, in accordance with local applicable data privacy legislation, as well as with the respective regulations of the European

Union. The Senior Executive acknowledges he has had access to the Employee Personal Information Notice (Privacy Notice) of the Company, that he has properly understood. Such Notice is reachable through the following link. The Notice sets out who the Data Controller is, what categories of personal information is processed, the sources of personal information used, the reasons and legal basis of the processing of personal information, how the information can be transferred and shared and what the individual rights of the Employee are. The Senior Executive can exercise his right of access, rectification, erasure, restriction of processing, objection to the processing or to the adoption of automated decisions and, be it the case, data portability, as well as the remaining privacy rights and digital rights in front of the Data Controller at the address indicated in the Notice.

15.INDUSTRIAL AND INTELLECTUAL PROPERTY RIGHTS

The Senior Executive is aware and agrees that all rights relating to industrial and intellectual property (including software) developed by the Senior Executive in the context of the employment relationship shall automatically and exclusively belong to the Company, as also further outlined in the NetApp Proprietary Information & Inventions Agreement and Disclosure (PIIA). The Senior Executive acknowledges that he has received and signed copy of the PIIA

In addition to the foregoing, the Senior Executive agrees to cooperate with the Company in a safe and efficient manner to ensure that all the said rights are properly vested in and, if relevant, registered in favor of the Company and enjoyed thereby.

The Senior Executive therefore agrees to the exclusive right of the Company to register under its own name the aforementioned rights.

The salary received by the Senior Executive shall be considered as comprising also any compensation of any kind to which he/she may become entitled in connection to the development of intellectual and industrial property assets.

16. TERMINATION OF THE CONTRACT

This Contract will be terminated in accordance with the provisions and effects established in the Royal Decree.

16.1. Termination of Contract by the Senior Executive

The Senior Executive may terminate the Contract by giving at least 3 months prior notice to the Company. In the event that the Senior Executive fails to provide such prior notice, he shall be obligated to compensate the Company with an amount equivalent to the Fixed gross Remuneration set out in Section 8.1 above that the Senior Executive was being paid at the time of the termination of the Contract, proportional to the period corresponding to the notice so defaulted.

During the length of the period notice the Company may choose not to assign any duties to the Senior Executive and shall be entitled to prevent him to enter into the Company premises and to require the Senior Executive to return any Company property held by him. However, during this time the Senior Executive will remain entitled to receive his salary and other benefits, and will remain bound by his obligations under this Contract.

For the avoidance of doubt, the right to impose a period of Garden Leave as set out in the preceding paragraph is in addition to any other rights available to the Company during the length of the notice period.

The resignation by the Senior Executive to his position with NetApp, Inc, will imply the automatic termination of this Contract as from the resignation date without any right to severance for the Senior Executive and with the economic effects detailed in this Clause 16.1.

16.2. Termination of Contract by will of the Company. Abandonment ("Desistimiento")

The Company may unilaterally terminate this Contract by abandonment, pursuant to section 11.1 of the Royal Decree, by notification in writing to the Senior Executive at least 3 months in advance. In that event, the Senior Executive shall be entitled to severance compensation, subject to the Senior Executive execution of a full release of claims in favour or the Company, of a gross amount equal to 18 months of the Fixed Remuneration and target incentive bonus to which the Senior Executive would have be entitled to if all the targets of the FY of the termination are achieved. This severance compensation is inclusive of any statutory severance entitlement the Senior Executive may have. If the Senior Executive rejects to sign the release of claims provided by the Company, the Senior Executive shall be only entitled to receive a severance payment of an amount equal to 7 days of Fixed Remuneration in cash per year of service limited to 6 months of salary.

In the event of default by the Company of the duty of prior notice, the Senior Executive shall be entitled to compensation equivalent to his Fixed Salary for the period of notice so defaulted.

Removal by NetApp of the Senior Executive from his position with NetApp, Inc. will imply the automatic termination of this contract with the economic consequences detailed in this Clause 16.2 as from the date of such removal, unless such removal is done for ‘Cause’ as defined in clause 16.3.

16.3. Termination of Contract by will of the employer. Disciplinary Dismissal

This Contract may also be terminated by a decision of the Company to dismiss the Senior Executive for Cause (as defined below) or due to disciplinary grounds for a serious and blameworthy breach committed by the Senior Executive. There is no requirement to give any forewarning of such a dismissal.

In addition to the grounds qualified as fair dismissal (“despido procedente”) in accordance to the Spanish regulations applicable to this contract, for purposes of this Clause, “Cause” shall mean (a) Senior Executives continued intentional and demonstrable failure to perform his duties customarily associated with his position as an employee of the Company and with his position with NetApp Inc, (other than any such failure resulting from the Senior Executive mental or physical disability) after the Senior Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Senior Executive has not devoted sufficient time and effort to the performance of his duties and has failed to cure such non-performance within thirty (30) days after receiving such notice (it being understood that if the Senior Executive is in good-faith performing his duties, not achieving results the Company deems satisfactory for his position, it will not be considered to be grounds for his termination for “Cause”); (b) the Senior Executives conviction of, or plea of nolo contendere to, a felony that the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (c) the Senior Executive commission of an act of fraud, embezzlement, misappropriation, wilful misconduct or violation of policy, or breach of fiduciary duty against, the Company.

16.4Change of Control Severance Agreement

The Senior Executive shall be eligible to enter into a Change of Control Severance Agreement entitling him to certain benefits in the event of his termination following a change of control of the Company. This benefit is exclusive of, and not coincident with, the Severance Entitlement referenced in Clause 16.2 above. The form of agreement can be found at:

https://www.sec.gov/Archives/edgar/data/1002047/000156459019020164/ntap-ex101_40.htm.

17.REIMBURSEMENT OF THE SIGN-ON BONUS

In case of voluntary termination of the Contract during the first 24 months of employment, the Senior Executive will reimburse the amount of $1,000,000 received as sign-on bonus (less applicable tax withholdings and deductions). The Senior Executive understands and agrees that this bonus is an advanced payment given to the Senior Executive in consideration for his commitment to remain employed by NetApp following his Start Date. Therefore, the Senior Executive also understands and agrees that if he voluntarily terminates the Contract, he will be required to reimburse NetApp certain amounts based on the date of voluntary termination. Specifically the Senior Executive understands and agrees that if he voluntarily terminates the Contract: a) prior to or on the six month anniversary of the Start Date, the Senior Executive will be required to reimburse 100% of the dollar value of all compensation, including any equity compensation (which dollar value shall be based on the thirty (30) day trailing average stock price as of the date of termination), paid to the Senior Executive since his Start Date, excluding his Fixed Remuneration b) on or after six (6) months from his Start Date and until the twelve (12) month anniversary of his Start Date, the Senior Executive will be required to reimburse NetApp $2,000,000; and (c) after twelve (12) months but prior to twenty-four (24) months from his Start Date, the Senior Executive will be required to reimburse NetApp $1,000,000. The Senior Executive agrees to reimburse NetApp by December 31 of the calendar year of his voluntary termination.

18. CONFLICT OF INTEREST

The Senior Executive shall not, at any time, during his employment by the Company, unless specifically and previously approved in writing, be or become:

(i)

Interested or engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation now existing or hereafter created, in any business which is or may be competitive with the business of the Company, or;

(ii).	directly or indirectly a stockholder, director or employee of, or in any manner associated with, or aid or abet or give information or financial assistance to any such business.

The Senior Executive hereby acknowledge that the provisions of this clause are reasonable and necessary to protect the legitimate interests of the Company and that any violation of such provisions may result in irreparable injury to the Company.

19.USE OF COMPUTER SYSTEMS

The Company shall provide the Senior Executive with those computer systems (laptop, access to the Internet, e-mail, etc.) which are required in order to perform the duties corresponding to his job position.

Consequently, the use of these tools shall be exclusively limited to lawful business and professional purposes given its condition of professional tools, and therefore the personal use of these tools is strictly forbidden. Personal use, even a moderated one, is not allowed. There is no expectation of privacy in user accounts given to Company's users for anything they create, store, send or receive on IT resources, which are and shall remain shared resources usable for every other Company at all times as directed in each case by Company management.

In particular, the Senior Executive accepts that email accounts are shared resources for all employees provided to employer users for business purposes. Corporate email is not to be used for personal needs or to conduct other (non-professional) business linked to the activity of the Company.

If the Company detects that the Senior Executive uses improperly or unlawfully those professional tools, watches downloads, sends or receives improper or inadequate material or any other kind of illicit material, or if the Company detects that the Senior Executive has breached the existing safety measures of the Company’s information systems, the Company will take the appropriate disciplinary measures, including the possibility of disciplinary dismissal. Likewise, the Company may initiate the relevant actions as a result of the damages suffered, either directly or indirectly, caused by any infringement of this matter.

The before applies regardless of whether the Senior Manager obtains a personal benefit or the Company incurs a loss.

In order to control the implementation of the above, to determine whether the Senior Executive has breached Senior Executive's employment duties, to apply and support disciplinary actions, to guarantee the security of the Company’s information and the information systems and to maintain correspondence when the Senior Executive is absent (e.g. due to illness or vacation leave) or when the correspondence cannot be guaranteed in any other way (e.g. through automatic response or redirection functions), the Company shall be able to access the electronic communications of the Senior Executive (email and Internet) and control their use by the Senior Executive.

For these reasons, the Senior Executive expressly accepts and authorizes the Company to access and monitor the email account given to him by the Company or the history of web pages visited by the Senior Executive or any other IT resource, insofar as this is punctual and strictly necessary to satisfy the above mentioned needs.

20.COMPLIANCE WITH COMPANY´S POLICIES

While employed by the Company, the Senior Executive is required to familiarise and comply fully with all of the employment policies of the Company or the group which be in place from time to time.

21.REPRESENTATIONS AND WARRANTIES

The Senior Executive hereby represents and warrants to Company that:

a.	He is fully authorized and empowered to enter into this Employment Contract.

b.	He is fully authorized to work in Spain.

c.

The execution, delivery and performance of this Employment Contract by the Senior Executive does not and will not violate any statute, law, order, judgment or award, or conflict with, breach, or cause a default of any covenant or obligation under any prior contract, contract or instrument to which the Employee is a party or by which he is bound.

d.

He is not a party to or bound by any written or oral contract, employment contract, non-compete contract or confidentiality contract with any other person or entity which would restrict his ability to enter into this Employment Contract or to perform his duties to NetApp.

e.	He will not, in the performance of his duties to NetApp, breach any non-disclosure, proprietary rights, non-competition, non-solicitation or other covenant in favor of any third party.

22. PRE-BOARDING DOCUMENTATION AND PRE-EMPLOYMENT SCREENING

NetApp works with sensitive technologies controlled under various United States export laws and associated federal regulations. The Senior Executive herewith confirms he is not a citizen or permanent resident of Cuba, Iran, North Korea, Sudan or Syria. The Senior Executive agrees that he will comply with all U.S. and other countries’ export control laws, applicable export control licensing requirements, and NetApp’s export compliance policies and procedures. Unless otherwise authorized by the U.S. Government and NetApp, the Senior Executive will not export or re-export directly or indirectly export-controlled technology, software, information, and hardware to any country prohibited under the U.S. export control laws, including Cuba, Iran, North Korea, Sudan and Syria.

It is herewith acknowledged by both the Company and the Senior Executive that the Senior Executive satisfactorily completed, agreed to, signed, and otherwise fulfilling the following documents and associated clearance processes as determined at the Company’s sole discretion:

a.	NetApp Code of Conduct & Conflicts of Interest Certification

b.	NetApp Insider Trading Policy & Consent

c.	NetApp Proprietary Information & Inventions Agreement and Disclosure

d.	NetApp Employee Personal Information Notice

e.	Director and Officer Questionnaire

23. COMPANY'S PROPERTY

The Senior Executive must use his best efforts to look after all documents, items and materials he may receive from the Company, and to preserve them in good condition.

In the event the Contract is terminated for any reason, the Senior Executive shall deliver to the Company any documentation and records of any type relating to the transactions carried out by the Company or related to other clients of the Company or to any companies that have had any relationship with the Company.

Likewise, in the event of termination of the Contract for any reason, the Senior Executive shall deliver to the Company all the objects that the Senior Executive has received from the Company, including but not limited to mobile phone, laptop, computer hardware and software, credit cards, keys to the workplace etc., as well as any other property belonging or relating to the Company which may be in the Senior Executive’s possession or control.

24. HEALTH AND SAFETY

The Senior Executive states that he has been duly informed and that knows his duties and responsibilities regarding Health and Safety at work, as well as the labour risks and the preventive measures considered adequate in relation to the activity of the Company and the conditions and duties of his job position.

25. ENTIRE AGREEMENT

This Contract represents from its effective commencement date the entire agreement and understanding of the Senior Executive and the Company. Other mercantile or labour verbal or written agreements have not been made unless otherwise has been agreed in this Contract. Consequently, this Contract revokes, supersede and extinguishes all prior written or verbal contracts between the Company or any company of the group and the Senior Executive. Any changes or supplements of this Contract must be made in writing in order to be legally binding.

If any individual terms of this Contract should become invalid, the remaining terms of the Contract shall remain in effect and to be binding on the Parties.

26. APPLICABLE LAW

In the absence of any express provision by the Parties, this Contract shall be governed pursuant to Royal Decree 1382/1985, of August 1 and in matters not regulated by this decree, by the provisions and general principles of civil or commercial law.

Given that the Contract is written in English and Spanish versions, the Parties agree that in case of doubt, the Spanish version shall prevail.

In witness whereof, both parties sign this employment contract, in two originals to one effect, in the place and on the date indicated above.

On behalf of the Company	The Senior Executive
/s/Stephen Faulkner	/s/Cesar Cernuda
Stephen Faulkner Director, NetApp Spain Sales S.L.	Cesar Cernuda